Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the Registration Statement on the Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated December 11, 2020 (except for Note 17(h) and (i), as to which the date is February 8, 2021) with respect to the consolidated financial statements of Decibel Therapeutics, Inc. included in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-252347) and related Prospectus of Decibel Therapeutics, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 11, 2021